Exhibit 5.30

CONSENT OF P. CHABOT

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Philippe Chabot
By:	Philippe Chabot, Ing.
Director, Mining
IAMGOLD Corporation

Dated: May 15, 2020